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Exhibit G

Execution Version

PUT AND CALL AGREEMENT (GPRE)

        This PUT AND CALL AGREEMENT (GPRE) (this "Agreement"), dated as of April 1, 2008 (this "Agreement") is made by and among:

            (i)  BIOVERDA US HOLDINGS LLC, a limited liability company organized under the laws of the State of Delaware ("Bioverda US");

           (ii)  BIOVERDA INTERNATIONAL HOLDINGS LIMITED, a company organized under the laws of Ireland ("Bioverda International"), as a party to this Agreement only for the purposes of Section 5.7 hereof; and

          (iii)  WILON HOLDINGS S.A., a sociedad anonima organized under the laws of Panama ("Wilon").

W I T N E S S E T H

        WHEREAS, pursuant to that certain Membership Interest Purchase Agreement dated as of April 1, 2008, by and among Bioverda International, Bioverda US and Virgin Entertainment Holdings, Inc. ("Virgin") (the "Purchase Agreement"), the Virgin ownership interest in VBV LLC, a Delaware limited liability company (the "Company") was acquired by Bioverda International and Bioverda US, resulting in Bioverda International holding a 82.6% ownership interest, Bioverda US holding a 7.4% ownership interest and Wilon holding a 10% ownership interest in the Company;

        WHEREAS, Bioverda International and Bioverda US are considering a potential transaction under which the Company either would be merged into Green Plains Renewable Energy, Inc. ("GPRE"), with GPRE being the surviving entity, or the Company would be acquired by GPRE;

        WHEREAS, in the case of either potential transaction, it is the intention of Bioverda International and Bioverda US that the members of VBV would receive shares of GPRE common stock in exchange for their membership interests in the Company;

        WHEREAS, in the case of either potential transaction, it is the intention of Bioverda International and Bioverda US that promptly following the closing of such transaction they (and/or other entities included within the NTR Group (as defined below)) would contribute additional capital to GPRE in an amount not presently known but estimated to be approximately Sixty Million Dollars ($60,000,000), in exchange for which the NTR Group would receive a number of additional shares of GPRE common stock to be determined at or before the time of such contribution;

        WHEREAS, Bioverda US intends to acquire at least 20% of the total number of additional shares of GPRE common stock to be issued to the NTR Group in exchange for such capital contribution;

        WHEREAS, Bioverda US desires to obtain from Wilon, and Wilon has agreed to grant to Bioverda US, an option under which Bioverda US may require Wilon to purchase from Bioverda US shares of GPRE common stock up to 17.4% of the total number of additional shares of GPRE common stock to be issued to the NTR Group in exchange for such capital contribution;

        WHEREAS, Wilon desires to obtain from Bioverda US, and Bioverda US has agreed to grant to Wilon, an option under which Wilon may require Bioverda US to sell to Wilon shares of GPRE common stock up to 17.4% of the total number of additional shares of GPRE common stock to be issued to the NTR Group in exchange for such capital contribution; and

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND NOTIFICATIONS

        Section 1.1    Definitions.    Capitalized terms used herein, and not otherwise defined herein, shall have the meanings assigned to them in the Second Amended and Restated Operating Agreement of VBV LLC, dated as of April 1, 2008 (the "Operating Agreement"). Capitalized terms used herein and defined in the preamble or recitals shall have the meanings set forth therein, and the following terms shall have the following meanings.

        "Bioverda US GPRE Shares" means that number of shares of GPRE common stock to be issued to Bioverda US in exchange for its capital contribution to GPRE as specified in the Wilon Notice delivered to Bioverda US pursuant to Section 1.3 (provided that, notwithstanding the number of GPRE shares specified in the Wilon Notice, the number of GPRE shares deemed to be "Bioverda US GPRE Shares" shall not in any event exceed 17.4% of the total number of GPRE shares actually issued to the NTR Group for the aggregate capital contribution made by the NTR Group in connection with the Transaction), as such number of shares may be adjusted pursuant to Section 5.3 of this Agreement. For purposes of clarification, the term "Bioverda US GPRE Shares" shall not include any shares of GPRE common stock issued to Bioverda International or Bioverda US in exchange for their membership interests in the Company.

        "Bioverda US Notice" has the meaning set forth in Section 1.3.

        "Business Day" means any day that is not a Saturday, Sunday or national holiday in Ireland or Switzerland.

        "Call Option Closing Date" has the meaning set forth in Section 3.5.

        "Call Option Expiration Date" has the meaning set forth in Section 3.2.

        "Call Option Notice" has the meaning set forth in Section 3.5.

        "Call Option Purchase Price" has the meaning set forth in Section 3.3.

        "Call Option" has the meaning set forth in Section 3.1.

        "Capital Contribution" means the amount to be paid by Bioverda US to GPRE for additional shares of GPRE common stock to be issued in connection with the Transaction.

        "Closing Date" has the meaning set forth in Section 1.3 of the Purchase Agreement.

        "Dollars" and "$" means the lawful currency of the United States of America.

        "Expected Closing Date" has the meaning set forth in Section 1.3.

        "NTR Group" means one or more Persons each of whom is an NTR Party.

        "Person" means any individual, corporation, partnership, limited partnership, limited liability company, trust, association or other enterprise or entity.

        "Purchase Price" has the meaning set forth in Section 1.2 of the Purchase Agreement.

        "Put Option Closing Date" has the meaning set forth in Section 2.5.

        "Put Option Expiration Date" has the meaning set forth in Section 2.2.

        "Put Option Notice" has the meaning set forth in Section 2.5.

        "Put Option Purchase Price" has the meaning set forth in Section 2.3.

        "Put Option" has the meaning set forth in Section 2.1.

        "Transaction" means any of (i) a transaction in which the Company would be merged into GPRE, with GPRE being the surviving entity, or (ii) a transaction in which the Company is acquired by GPRE or a wholly-owned subsidiary of GPRE, and in each case the members of the Company receive shares of GPRE common stock in exchange for their membership interests in the Company.

        "Wilon Notice" has the meaning set forth in Section 1.3.

        Section 1.2    Interpretation.    In this Agreement, except to the extent that the context otherwise requires:

        (a)   the headings are for convenience only and shall not affect the interpretation of this Agreement;

        (b)   unless otherwise specified, references to Articles, Sections, and clauses are references to Articles, Sections and clauses of this Agreement;

        (c)   references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein;

        (d)   references to any party to this Agreement or any other document or agreement shall include its successors or permitted assigns;

        (e)   words importing the singular include the plural and vice versa; and

        (f)    the term "including" (and forms thereof) means "including, without limitation," and any list of examples following such term shall, in no way, restrict or limit the generality of the word or provision in respect of which such examples are provided.

        Section 1.3    Notifications by Bioverda US and Wilon.

        (a)   Bioverda agrees to notify Wilon in writing (the "Bioverda US Notice") of the expected date of closing of the Transaction (the "Expected Closing Date") and the aggregate number of shares of GPRE common stock expected to be acquired by the NTR Group in exchange for the contribution of additional capital to GPRE, such notice to be provided not less than fifteen (15) Business Days prior to the Expected Closing Date. Wilon agrees to notify Bioverda US in writing (the "Wilon Notice") not less than 10 Business Days prior to the Expected Closing Date as to the specific number of shares of GPRE common stock, if any, that Wilon intends to be subject to this Agreement (provided that such number of shares in the Wilon Notice shall not exceed 17.4% of the total number of additional shares of GPRE common stock expected to be issued to the NTR Group as set forth in the Bioverda US Notice). If Wilon fails to provide such a notice in a timely manner, all rights that Wilon would otherwise be entitled to pursuant to this Agreement, and all obligations that Bioverda US would otherwise have pursuant to this Agreement, shall terminate immediately following the last day on which Wilon is entitled to give a Wilon Notice, and this Agreement thereafter shall be of no further force and effect.

        (b)   If the Transaction does not close on the Expected Closing Date, as set forth in Bioverda US Notice, the Wilon Notice as to the number of GPRE shares that will be subject to this Agreement shall continue to be effective, if timely given, until the Put Option Expiration Date or the Call Option Expiration Date, as applicable.

ARTICLE II

PUT OPTION

        Section 2.1    Grant of Put Option.    If the Transaction occurs prior to the Put Option Expiration Date, Wilon hereby grants to Bioverda US an option under which Bioverda US may require Wilon to purchase from Bioverda US all or any portion of the Bioverda US GPRE Shares on the terms and conditions set forth in this Article II (the "Put Option"); provided, that Wilon may at any time after the making of the Capital Contribution and prior to the exercise by Bioverda US of the Put Option notify Bioverda US in writing that Wilon will not accept more than a specified amount of Bioverda US GPRE Shares, in which case the maximum number of Bioverda US GPRE Shares that are subject to the Put Option thereafter shall be limited to the number of Bioverda US GPRE Shares specified in such notice and the remaining Bioverda US GRPE Shares shall be released from this Agreement.

        Section 2.2    Put Option Period.    Bioverda US shall be entitled to exercise the Put Option at any time from the first day following the making of the Capital Contribution by Bioverda US, if it occurs, through October 31, 2008 ("Put Option Expiration Date"), after which date the Put Option shall expire and be of no further force or effect; provided, if the Put Option is exercised by Bioverda US on or before the Put Option Expiration Date, the Put Option shall not expire but shall continue to be valid until the closing of the transfer of the Bioverda US GPRE Shares that are subject to such Put Option in accordance with the terms set forth in Section 2.5. In the event that (i) all or any portion of the Bioverda US GPRE Shares are subject to a holding period under which transfers are not permitted by the terms of any agreement between Bioverda US and GPRE or under applicable United States securities laws or regulations and (ii) the termination of such holding period is after October 31, 2008, the Put Option Expiration Date as to any Bioverda US GPRE Shares that are subject to such restriction shall be extended to the fifth Business Day following the expiration of such holding period.

        Section 2.3    Put Option Purchase Price.    If Bioverda US exercises the Put Option for all of the Bioverda US GPRE Shares, Wilon shall pay to Bioverda US, as consideration, the same price per share as Bioverda US has paid to GPRE through the Capital Contribution for such shares (the "Put Option Purchase Price"). If at any time after making the Capital Contribution to GPRE and on or before the Put Option Closing Date, Bioverda US makes any additional capital contributions to GPRE and receives GPRE shares in exchange for such additional capital contributions, the Put Option Purchase Price per share shall be increased on a dollar-for-dollar basis by the amount paid for such additional shares and the GPRE shares received for such additional capital contributions shall also be subject to the terms and conditions of this Agreement (but subject to the proviso in Section 2.1).

        Section 2.4    Partial Put Option.    Bioverda US may exercise the Put Option in connection with only a portion of Bioverda US GPRE Shares that are subject to the Put Option. If the Put Option is exercised for only a portion of the Bioverda US GPRE Shares, Bioverda US may exercise the Put Option for all or any part of the remaining Bioverda US GPRE Shares that are subject to the Put Option at one or more subsequent times, but not later than the Put Option Expiration Date.

        Section 2.5    Exercise of Put Option.    Bioverda US shall provide written notice to Wilon (the "Put Option Notice") (in the form attached hereto as Exhibit A) of its exercise of the Put Option. The Put Option Notice shall include the Put Option Purchase Price for the Bioverda US GPRE Shares to be put to Wilon and the designated date for payment thereof (the "Put Option Closing Date"), which shall be a Business Day chosen by Bioverda US that is no less than thirty (30) and no more than forty (40) days after the date the Put Option Notice received by Wilon. On the Put Option Closing Date, Wilon shall pay to Bioverda US, in immediately available funds by wire transfer to an account designated by Bioverda US, an amount equal to the Put Option Purchase Price for the Bioverda US GPRE Shares being put. Upon receipt by Bioverda US of the Put Option Purchase Price for the Bioverda US GPRE Shares being put, Bioverda US shall assign and transfer to Wilon all of its right, title, and interest in the Bioverda US GPRE Shares that are subject to the Put Option Notice.

ARTICLE III

CALL OPTION

        Section 3.1    Grant of Call Option.    If the Transaction occurs prior to the Call Option Expiration Date, Bioverda US hereby grants to Wilon an option under which Wilon may require Bioverda US to sell to Wilon all or any portion of the Bioverda US GPRE Shares on the terms and conditions set forth in this Article III (the "Call Option"); provided, that Wilon may at any time after the making of the Capital Contribution and prior to the exercise by Wilon of the Call Option notify Bioverda US in writing that Wilon will not require Bioverda US to sell more than a specified amount of Bioverda US GPRE Shares, in which case the maximum number of Bioverda US GPRE Shares that are subject to the Call Option shall be limited to the number of Bioverda US GPRE Shares specified in such notice and the remaining Bioverda US GPRE Shares shall be released from this Agreement.

        Section 3.2    Call Option Period.    Wilon shall be entitled to exercise the Call Option at any time from the first day following the making of the Capital Contribution by Bioverda US, if it occurs, through November 15, 2008 ("Call Option Expiration Date"), after which date the Call Option shall expire and be of no further force or effect; provided, if the Call Option is exercised by Wilon on or before the Call Option Expiration Date, the Call Option shall not expire but shall continue to be valid until the closing of the transfer of the Bioverda US GPRE Shares that are subject to such Call Option in accordance with the terms set forth in Section 3.5. In the event that (i) all or any portion of the Bioverda US GPRE Shares are subject to a holding period under which transfers are not permitted by the terms of any agreement between Bioverda US and GPRE or under applicable United States securities laws or regulations and (ii) the termination of such holding period is after November 15, 2008, the Call Option Expiration Date as to any Bioverda US GPRE Shares that are subject to such restriction shall be extended to the fifth Business Day following the expiration of such holding period.

        Section 3.3    Call Option Purchase Price.    If Wilon exercises the Call Option for all of the Bioverda US GPRE Shares, Wilon shall pay to Bioverda US, as consideration, the same price per share as Bioverda US has paid to GPRE through the Capital Contribution for such shares (the "Call Option Purchase Price"). If at any time after making the Capital Contribution to GPRE and on or before the Call Option Closing Date, Bioverda US makes any additional capital contributions to GPRE and receives GPRE shares in exchange for such additional capital contributions, the Call Option Purchase Price per share shall be increased on a dollar-for-dollar basis by the amount paid for such additional shares and the GPRE shares received for such additional capital contributions shall also be subject to the terms and conditions of this Agreement (subject to the proviso in Section 3.1).

        Section 3.4    Partial Call Option.    Wilon may exercise the Call Option in connection with only a portion of Bioverda US GPRE Shares that are subject to the Call Option. If the Call Option is exercised for only a portion of the Bioverda US GPRE Shares, Wilon may exercise the Call Option for all or any part of the remaining Bioverda US GPRE Shares that are subject to the Call Option at one or more subsequent times, but not later than the Call Option Expiration Date.

        Section 3.5    Exercise of Call Option.    Wilon shall provide written notice to Bioverda US (the "Call Option Notice") (in the form attached hereto as Exhibit B) of its intention to exercise a Call Option. The Call Option Notice shall include the Call Option Purchase Price for the Bioverda US GPRE Shares to be called by Wilon and the designated date for payment thereof (the "Call Option Closing Date"), which shall be a Business Day chosen by Wilon that is no less than thirty (30) and no more than forty (40) days after date the Call Option Notice is received by Bioverda US. On the Call Option Closing Date, Wilon shall pay to Bioverda US, in immediately available funds by wire transfer to an account designated by Bioverda US, an amount equal to the Call Option Purchase Price for the Bioverda US GPRE Shares being called. Upon receipt by Bioverda US of the Call Option Purchase Price for the Bioverda US GPRE Shares being called, Bioverda US shall assign and transfer to Wilon all of its right, title, and interest in the Bioverda US GPRE Shares that are subject to the Call Option Notice.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        Section 4.1    Representations and Warranties.    Wilon hereby represents and warrants as to itself to Bioverda US, and Bioverda US hereby represents and warrants as to itself to Wilon, on the date hereof and on each Put Option Closing Date or each Call Option Closing Date, as applicable, as follows:

        (a)   Organization and Good Standing.    It is a legal entity, duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has full power and authority to conduct its business in the manner in which it is presently being conducted. Such entity is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except to the extent the failure to be so qualified or licensed would not have a material adverse effect upon the ability of such entity to enter into this Agreement and perform its obligations hereunder.

        (b)   Power and Authority.    It has the full power and authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder in accordance with the terms hereof.

        (c)   Due Authorization; Binding Obligation.    The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and other relevant action. This Agreement has been duly and validly executed and delivered by it and constitutes the legal, valid and binding obligation of it enforceable in accordance with its terms.

        (d)   Non-Contravention.    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of its charter documents or other governing documents or any material covenant, agreement or understanding to which it is a party or any material order, ruling, decree, judgment, arbitration award, law, rule, regulation or stipulation to which it is subject or constitute a default thereunder or result in the creation of any material lien, charge or encumbrance upon any of its properties or assets.

        (e)   Regulatory Approvals.    It is not required to file, seek or obtain any governmental notice, filing, authorization, approval, order or consent, or any bond in satisfaction of any governmental regulation, in connection with the execution, delivery and performance of this Agreement or in order to prevent termination of any of its material rights, privileges, licenses or agreements.

        (f)    Legal Proceedings.    There are no actions, suits or proceedings pending or, to its knowledge, threatened against or affecting it or any of its properties in any court, before or by any Governmental Authority or before any arbitrator, and no existing default by it under any applicable order, writ, injunction or decree of any court, government department, board, agency or instrumentality or any arbitrator, in each case that questions the execution, delivery and performance by it of this Agreement or the enforceability of this Agreement or is reasonably likely to have a material adverse effect on its ability to perform its obligations hereunder.

ARTICLE V

MISCELLANEOUS

        Section 5.1    Entire Agreement.    This Agreement and the agreements referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto.

        Section 5.2    Parties in Interest.    This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

        Section 5.3    Adjustments for Recapitalizations or Mergers.    If at any time or from time to time following the consummation of the Capital Contribution there shall be a recapitalization of the shares of GPRE common stock or a further merger or consolidation of GPRE into or with another corporation or entity (whether or not GPRE shall be the surviving entity) or any other reorganization of GPRE, Bioverda US and Wilon shall each take steps to cause appropriate provisions to be made so that Wilon shall thereafter be entitled to receive, upon exercise of its Call Option, or upon exercise by Bioverda US of its Put Option, the number of shares of GPRE common stock, other securities or property of GPRE or of any successor corporation or other entity which Wilon would have been entitled to receive in exchange for that number of shares of GPRE common stock that would have been issued to Wilon if it had fully exercised its call right (or if Bioverda US had fully exercised its put right) hereunder immediately prior to such recapitalization, merger, consolidation or reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Agreement with respect to the rights of Wilon and Bioverda US after the recapitalization, merger, consolidation or reorganization to the end that the provisions hereof (including adjustment of the Call Option Purchase Price and the Put Option Purchase Price, as applicable, and the number of shares of GPRE common stock or other securities or property deliverable upon exercise of the Call Option by Wilon, or upon exercise of the Put Option by Bioverda US) shall be applicable after that event as nearly equivalent as may be practicable.

        Section 5.4    Assignment.    (a) If following the making of the Capital Contribution Bioverda US conveys, assigns or transfers all of its shares of GPRE common stock to any Person not a party to this Agreement on or before the Call Option Expiration Date, Bioverda US shall convey, assign or otherwise transfer all of its rights and obligations under this Agreement to such Person. Bioverda US hereby agrees that following the making of the Capital Contribution it will not convey, assign or otherwise transfer less than all of its shares of GPRE common stock to any Person (other than Wilon) on or before the Call Option Expiration Date.

        (b)   Bioverda US may convey, assign or transfer its rights and obligations under this Agreement to an Affiliate at any time prior to the making of the Capital Contribution and shall promptly notify Wilon of any such conveyance, assignment or transfer. In connection with such conveyance, assignment or transfer, such Affiliate shall assume all of the obligations of Bioverda US to Wilon hereunder.

        (c)   Wilon will not convey, assign or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of Bioverda US. Any such conveyance, assignment or transfer without the prior written consent of Bioverda US will be void ab initio.

        Section 5.5    Amendment.    Any amendment, supplement, modification or waiver of any provision of this Agreement shall be in writing and signed by each of the parties hereto.

        Section 5.6    Waiver; Remedies.    No delay on the part of any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided in this Agreement, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

        Section 5.7    Guaranty.    Bioverda International hereby unconditionally and irrevocably guarantees to Wilon and its successors and permitted assigns that Bioverda US, and any transferee or assignee of the rights and obligations of Bioverda US pursuant to Section 5.4 (including, without limitation, unrelated third parties), will perform its obligations under this Agreement, as and when required hereunder.

        Section 5.8    Notices.    All notices and other communications hereunder shall be in writing and shall be delivered by hand, telecopied or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed to have been duly given when so delivered by hand or telecopied (if transmitted during the normal business hours of the recipient, or if transmitted outside of the recipient's normal business hours, then such notice shall be deemed to be received on the next succeeding Business Day), or if mailed, five Business Days after such notice is mailed (or one Business Day after sending in the case of overnight courier service), and, unless another address has been designated by written notice to all parties, addressed as follows:

        If to Bioverda US:

    Bioverda US Holdings LLC
    One South Dearborn Street
    Suite 800
    Chicago, IL 60603
    Attention: Dave Geary, Manager
    Facsimile: (312) 345-1944

        With a copy to:

    Bioverda International Holdings Limited
    Burton Court
    Burton Hall Road
    Dublin 8
    IRELAND
    Attention: Dave Geary, Director
    Facsimile: +353 1 206 3742

        If to Wilon:

    Wilon Holdings S.A.
    53rd E Street
    Urbanizacion Marbella
    MGM Tower, 16th Floor
    Panama, Republic of Panama
    Attention: Roberto M. Lewis
    Facsimile: (507) 265-7700

        With a copy to:

    TREUCO Treuhand-Gesellschaft
    Claridenstrasse 25, Postfach 2172,
    CH-8027 Zurich, Switzerland
    Attention: Mr. Stefan Studer and Mr. Alfred Münch
    Facsimile: +41 44 289 25 54

        Section 5.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws (other than Section 5-1401 of the General Obligations Law of the State of New York). Each of the parties hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any New York state or United States federal court sitting in the County of New York, State of New York, over any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby irrevocably agrees that any and all claims in respect of this Agreement or the transactions contemplated hereby may be heard and determined in such New York state or United States federal court. Each party irrevocably waives any objection that it may now or hereafter have to the laying of venue in such forums and agrees not to plead or claim that any such action or proceeding brought in any such New York state or United States federal court has been brought in an inconvenient forum. Each party agrees that service of process may be made upon such party by mailing or delivering a copy of such process to such party's address as provided in this Agreement and in any other lawful manner. Each party expressly waives any rights it may have to a jury trial of any claim or cause of action based on or arising from this Agreement or the transactions contemplated hereby.

        Section 5.10    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

        Section 5.11    Severability.    If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.

        Section 5.12    Language.    All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English, certified by a representative of the provider of such document. The English version or translation, as the case may be, shall be the governing version among all relevant parties.

        Section 5.13    Additional Documentation.    The parties hereto agree to execute and deliver such additional documentation as may be necessary or advisable to effectuate the indicated purposes of this Agreement.

        Section 5.14    Confidentiality.    Each of the parties hereto agree (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to keep confidential and not to disclose the existence or contents of this Agreement, either orally or in writing, except as required by law or to its respective advisors.

        Section 5.15    Specific Performance.    In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, without the need of posting bond or other financial security, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

        Section 5.16    Indemnification.    Bioverda US shall indemnify and hold harmless Wilon and its Affiliates for any U.S. federal income tax of Wilon or its Affiliates arising from all or any portion of the Bioverda US GPRE Shares that exceeds the net tax liability of Wilon or its Affiliates if Wilon had purchased such Bioverda US GPRE Shares directly from GPRE on the date of consummation of the Capital Contribution for the Purchase Price. For purposes of this Section, "net" tax liability shall be determined by taking into account any such taxes that Wilon and its Affiliates avoided by not acquiring the Bioverda US GPRE Shares until after such date. Wilon and its Affiliates shall take all reasonable actions to minimize any such net tax liability.

        Section 5.17    Public Announcements.    None of the parties (and no party's Affiliates) will issue or make any reports, statements or releases relating to this Agreement, the transactions contemplated hereby and any other matter addressed in this Agreement without the consent of the other parties.

        Section 5.18    Time Periods.    If the last day for the taking of any action, including the giving of any notice, under this Agreement falls on a day that is not a Business Day, then the last day for the taking of such action shall be the next day thereafter that is a Business Day.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BIOVERDA US HOLDINGS LLC
By:	/s/ DAVE GEARY
	Name:	Dave Geary
	Title:	Manager
BIOVERDA INTERNATIONAL HOLDINGS LIMITED (for the purposes of Section 5.7 only)
By:	/s/ DAVE GEARY
	Name:	Dave Geary
	Title:	Director
WILON HOLDINGS S.A.
By:
Name:
Title:

Signature Page to Put and Call Agreement (GPRE)

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BIOVERDA US HOLDINGS LLC
By:	/s/ DAVE GEARY
	Name:	Dave Geary
	Title:	Manager
BIOVERDA INTERNATIONAL HOLDINGS LIMITED (for the purposes of Section 5.7 only)
By:	/s/ DAVE GEARY
	Name:	Dave Geary
	Title:	Director
WILON HOLDINGS S.A.
By:	/s/ ALAIN TREVER
	Name:	Alain Trever
	Title:	Director

Signature Page to Put and Call Agreement (GPRE)

EXHIBIT A

FORM OF PUT OPTION NOTICE

Wilon Holdings S.A.	Dated: [ ]

        The undersigned, pursuant to the provisions set forth in the Put and Call Agreement dated as of April 1, 2008 among Bioverda International Holdings Limited, Bioverda US Holdings LLC and Wilon Holdings S.A., hereby requires Wilon Holdings S.A. to purchase                         shares of GPRE common stock and make payment in full therefor at the Put Option Purchase Price in the amount of            ]. For purposes of this Notice, the Put Option Closing Date shall be                        ], 2008.

BIOVERDA US HOLDINGS LLC
By:
Name:
Title:

EXHIBIT B

FORM OF CALL OPTION NOTICE

Bioverda US Holdings LLC	Dated: [ ]

        The undersigned, pursuant to the provisions set forth in the Put and Call Agreement dated as of April 1, 2008 among Bioverda International Holdings Limited, Bioverda US Holdings LLC and Wilon Holdings S.A., hereby requires Bioverda US Holdings LLC to sell                         shares of GPRE common stock. The undersigned shall make payment in full therefor at the Call Option Purchase Price in the amount of            ]. For purposes of this Notice, the Call Option Closing Date shall be                         ], 2008.

WILON HOLDINGS S.A.
By:
Name:
Title:

QuickLinks

  Exhibit G
PUT AND CALL AGREEMENT (GPRE)